 Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Spherix Incorporated and Subsidiaries (the “Company”) on Amendment No. 3 to Form S-1 [File No. 333-218216] of our report dated March 31, 2017, with respect to our audits of the consolidated financial statements of Spherix Incorporated and Subsidiaries as of December 31, 2016 and 2015 and for the years then ended, appearing in the Annual Report on Form 10-K of Spherix Incorporated for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

July 18, 2017